Filed Pursuant to Rule 424(b)(3)
Registration No. 333-155800

December 2012 Performance Update

The Frontier Fund Supplement Dated December 31, 2012 to Prospectus Dated April 30, 2012 and the Supplement dated August 17, 2012.

The Frontier Fund Class 2 New

T H E   F RO N T I E R   F U N D ’ S   G O A L : To provide you – the investor – with a managed futures product that, over the long term, provides attractive returns, reduces volatility, and improves the overall performance of your investment portfolio.

December performance for the various Series of The Frontier Fund is detailed below:*

The Frontier Fund Class 2 New	December 31, 2012 MTD	December 31, 2012 YTD	NAV / Unit
Frontier Diversified Series-2	1.24%	-3.35%	$100.48
Frontier Long/Short Commodity Series-2a	-4.69%	-9.26%	$115.45
Frontier Masters Series-2	1.02%	2.65%	$107.61

Additional information, including monthly rates of return, concerning the aforementioned Series and the Trading Advisor(s) is contained in the Prospectus and the respective Series Appendix to the Prospectus.

* The above table sets forth the actual performance for the Class and Series as of December 31, 2012. Actual gross trading performance (gross realized and unrealized gain/loss before deduction for trading commissions and fees, management fees, any other expense, and before addition of interest income) is adjusted for the trading expenses, management fees, initial service fees, on-going service fees, and interest income of the applicable Series.

THIS INSERT MUST BE ACCOMPANIED OR PRECEDED BY THE CURRENT PROSPECTUS OF THE FRONTIER FUND

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

THE FRONTIER FUND DIVERSIFIED SERIES - 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

December 31, 2012

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$1,131,322.24
Unrealized trading gain (loss)	(231,961.54)
Less: Commissions	(54,483.40)
Less: Trading Fee paid to Managing Owner	(108,591.60)
Interest income	78,799.12

Total Income	815,084.82
EXPENSES
Broker service fees	11,452.27
Incentive fees	62,217.27
Management fees	71,476.18

Total Expenses	145,145.72

Net Income (Loss)	$669,939.10

Statement of Changes in Net Asset Value

	Units	Dollars	$’s per unit
Net asset value, beginning of month	541,844.31710	$53,776,021.40	$99.25
Current month additions	22,852.14314	2,296,328.44
Current month redemptions	(5,569.22087)	(560,653.19)
Net income (loss) for current month		669,939.10	1.23

Net asset value, end of current month	559,127.23937	$56,181,635.75	$100.48

	Monthly rate of return		1.24%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

                                         /s/    S. Brent Bales

S. Brent Bales, Chief Accounitng Officer of the Managing Owner

Equinox Fund Managment LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - DIVERSIFIED SERIES - 2

THE FRONTIER FUND LONG/SHORT COMMODITY SERIES - 2a

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

December 31, 2012

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$(225,419.39)
Unrealized trading gain (loss)	(258,781.89)
Less: Commissions	(12,644.50)
Less: Trading Fee paid to Managing Owner	(22,564.17)
Interest income	20,069.88

Total Income	(499,340.07)
EXPENSES
Broker service fees	2,379.41
Incentive fees	0.00
Management fees	38,592.49

Total Expenses	40,971.90

Net Income (Loss)	$(540,311.97)

Statement of Changes in Net Asset Value

	Units	Dollars	$’s per unit
Net asset value, beginning of month	96,234.35048	$11,657,485.49	$121.14
Current month additions	128.96610	15,000.00
Current month redemptions	(2,106.64084)	(250,062.78)
Net income (loss) for current month		(540,311.97)	(5.69)

Net asset value, end of current month	94,256.67574	$10,882,110.74	$115.45

	Monthly rate of return		-4.69%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

                                         /s/    S. Brent Bales

S. Brent Bales, Chief Accounitng Officer of the Managing Owner

Equinox Fund Managment LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - LONG/SHORT COMMODITY SERIES - 2a

THE FRONTIER FUND MASTERS SERIES - 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

December 31, 2012

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$281,771.83
Unrealized trading gain (loss)	(44,604.41)
Less: Commissions	(11,057.21)
Less: Trading Fee paid to Managing Owner	(34,818.56)
Interest income	26,604.89

Total Income	217,896.54
EXPENSES
Broker service fees	3,671.95
Incentive fees	(132.32)
Management fees	39,277.50

Total Expenses	42,817.13

Net Income (Loss)	$175,079.41

Statement of Changes in Net Asset Value

	Units	Dollars	$’s per unit
Net asset value, beginning of month	164,113.79270	$17,481,487.27	$106.52
Current month additions	748.73584	80,196.80
Current month redemptions	(7,973.44452)	(854,104.78)
Net income (loss) for current month		175,079.41	1.09

Net asset value, end of current month	156,889.08402	$16,882,658.70	$107.61

	Monthly rate of return		1.02%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

                                         /s/    S. Brent Bales

S. Brent Bales, Chief Accounitng Officer of the Managing Owner

Equinox Fund Managment LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - MASTERS SERIES - 2

THE FRONTIER FUND FRONTIER DIVERSIFIED SERIES

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

December 31, 2012

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$2,379,534.38
Unrealized trading gain (loss)	(489,539.23)
Less: Commissions	(114,503.35)
Less: Trading Fee paid to Managing Owner	(228,169.28)
Interest income	165,570.86

Total Income	1,712,893.38
EXPENSES
Trading fees	0.00
Broker service fees	112,339.44
Incentive fees	128,766.88
Management fees	150,187.82

Total Expenses	391,294.14

Net Income (Loss)	$1,321,599.24

Statement of Changes in Net Asset Value

	Units	Dollars	Aggregate Net Asset Value per unit*
Net asset value, beginning of month	1,179,678.03060	$113,332,374.30	$96.07
Current month additions	27,154.76259	2,699,077.63
Current month redemptions	(22,690.52085)	(2,171,479.34)
Net income (loss) for current month		1,321,599.24	1.20

Net asset value, end of current month	1,184,142.27234	$115,181,571.83	$97.27

	Monthly rate of return		1.25%

* Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

                                         /s/    S. Brent Bales

S. Brent Bales, Chief Accounitng Officer of the Managing Owner

Equinox Fund Managment LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - FRONTIER DIVERSIFIED SERIES

THE FRONTIER FUND FRONTIER LONG/SHORT COMMODITY SERIES

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

December 31, 2012

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$(1,180,201.61)
Unrealized trading gain (loss)	(1,363,987.10)
Less: Commissions	(66,387.90)
Less: Trading Fee paid to Managing Owner	(79,400.28)
Interest income	105,268.59

Total Income	(2,584,708.30)
EXPENSES
Trading fees	0.00
Broker service fees	35,107.46
Incentive fees	0.00
Management fees	277,378.52

Total Expenses	312,485.98

Net Income (Loss)	$(2,897,194.28)

Statement of Changes in Net Asset Value

	Units	Dollars	Aggregate Net Asset Value per unit*
Net asset value, beginning of month	467,573.61050	$61,677,812.23	$131.91
Current month additions	2,623.00019	289,554.80
Current month redemptions	(18,101.80733)	(2,544,692.08)
Net income (loss) for current month		(2,897,194.28)	(6.88)

Net asset value, end of current month	452,094.80336	$56,525,480.67	$125.03

	Monthly rate of return		-5.22%

* Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

                                         /s/    S. Brent Bales

S. Brent Bales, Chief Accounitng Officer of the Managing Owner

Equinox Fund Managment LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - FRONTIER LONG/SHORT COMMODITY SERIES

THE FRONTIER FUND FRONTIER MASTERS SERIES

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

December 31, 2012

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$844,064.84
Unrealized trading gain (loss)	(112,517.11)
Less: Commissions	(33,271.81)
Less: Trading Fee paid to Managing Owner	(104,851.72)
Interest income	80,114.83

Total Income	673,539.03
EXPENSES
Trading fees	0.00
Broker service fees	62,757.30
Incentive fees	(0.01)
Management fees	118,273.98

Total Expenses	181,031.27

Net Income (Loss)	$492,507.76

Statement of Changes in Net Asset Value

	Units	Dollars	Aggregate Net Asset Value per unit*
Net asset value, beginning of month	524,639.63700	$53,617,798.45	$102.20
Current month additions	4,003.59964	408,158.43
Current month redemptions	(29,505.63891)	(3,032,306.64)
Net income (loss) for current month		492,507.76	0.95

Net asset value, end of current month	499,137.59773	$51,486,158.00	$103.15

	Monthly rate of return		0.93%

* Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

                                         /s/    S. Brent Bales

S. Brent Bales, Chief Accounitng Officer of the Managing Owner

Equinox Fund Managment LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - FRONTIER MASTERS SERIES